SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 16)

GGP Inc.

(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE

(Title of Class of Securities)

370023103

(CUSIP Number)

A.J. Silber

Brookfield Asset Management, Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

Telephone: (416) 359-8598

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

Copy to:

Gregory B. Astrachan, Esq.

Michael A. Schwartz, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019−6099

(212) 728−8000

August 1, 2017

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 370023103	Page 2 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 335,536,370*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 335,536,370*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 335,536,370*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 35.0%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 3 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 335,536,370*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 335,536,370*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 335,536,370*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 35.0%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 370023103	Page 4 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPG Holdings Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 5 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPG Holdings Group (US) Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 6 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Holdings Canada Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,861,986*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,861,986*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,861,986*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 7 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Private Institutional Capital Adviser US, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,861,986*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,861,986*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,861,986*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 8 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,861,986*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,861,986*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,861,986*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 9 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,861,986*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,861,986*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,861,986*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 10 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BUSC Finance LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,861,986*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,861,986*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,861,986*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 11 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,861,986*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,861,986*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,861,986*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 12 of 45 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings VII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 79,094,965*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 79,094,965*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 79,094,965*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 13 of 45 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings II Sub III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 351,958*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 351,958*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 351,958*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 14 of 45 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings III Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 403,716*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 403,716*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 403,716*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 15 of 45 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-A Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,374,254*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,374,254*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 5,374,254*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 16 of 45 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-B Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 92,828*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 92,828*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 92,828*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.01%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 17 of 45 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-C Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,842,703*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,842,703*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,842,703*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 18 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings IV-D Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,849,568*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,849,568*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,849,568*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 19 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BW Purchaser, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 21,123,856*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 21,123,856*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 21,123,856*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.3%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 20 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 21 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 22 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 23 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 24 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 1 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 25 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Split Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 26 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 27 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 233,059,395*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 233,059,395*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 233,059,395*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 25.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 28 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 70,114,877*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 70,114,877*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 70,114,877*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.9%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 29 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings Warrants LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 24,063,298*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 24,063,298*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 24,063,298*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.7%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 30 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 89,009,992*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 89,009,992**
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 89,009,992*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.1%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 31 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 61,444,210*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 61,444,210*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 61,444,210*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 32 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Office Properties Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 33 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS 1706065 Alberta ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 34 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Holding Limited Liability Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hungary
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 35 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Properties, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 36 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Properties Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 37 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BOP (US) LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 331,747,692*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 331,747,692*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 331,747,692*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 38 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 53,000,412*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 53,000,412*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 53,000,412*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

CUSIP No. 370023103	Page 39 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS New Brookfield BPY Retail Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 134,871,829*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 134,871,829*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 134,871,829*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 335,536,370 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 35.0% of the shares of Common Stock. See Item 5.

EXPLANATORY NOTE

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this “Amendment No. 16”) amends the Schedule 13D filed on November 19, 2010 (the “Original Schedule 13D”) and amended on November 24, 2010 (“Amendment No. 1”), January 19, 2011 (“Amendment No. 2”), January 28, 2011 (“Amendment No. 3”), May 12, 2011 (“Amendment No. 4”), August 27, 2012 (“Amendment No. 5”), September 11, 2012 (“Amendment No. 6”), January 3, 2013 (“Amendment No. 7”), April 16, 2013 (“Amendment No. 8”), August 9, 2013 (“Amendment No. 9”), November 5, 2013 (“Amendment No. 10”), November 14, 2013 (“Amendment No. 11”), February 8, 2014 (“Amendment No. 12”), February 6, 2015 (“Amendment No. 13”), July 19, 2016 (“Amendment No. 14”) and August 21, 2016 (“Amendment No. 15”) (the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11, Amendment No. 12, Amendment No. 13, Amendment No. 14, Amendment No. 15 and Amendment No. 16 are collectively referred to herein as the “Schedule 13D”). This Amendment No. 16 relates to the common stock, par value $0.01 per share (“Common Stock”), of GGP Inc. (formerly General Growth Properties, Inc.), a Delaware corporation (the “Company”).

This Amendment No. 16 to Schedule 13D is being filed to update the information in the Schedule 13D as a result of the matters set forth in Item 4 of this Amendment No. 16.

Item 2. Identity and Background

Item 2 of this Schedule 13D is hereby amended and restated in its entirety as follows:

(a) This Schedule 13D is being filed by each of the following persons (each, a “Reporting Person” and collectively, the “Reporting Persons”):

(i) Brookfield Asset Management Inc. (“Brookfield”), a corporation formed under the laws of the Province of Ontario;

(ii) Partners Limited (“Partners Limited”), a corporation formed under the laws of the Province of Ontario, that, collectively, with its shareholders, owns, directly or indirectly, exercises control or direction over, has contractual arrangements, such as options, to acquire or otherwise holds beneficial or economic interests in approximately 200 million Class A Limited Voting Shares, representing approximately 20% of the outstanding Class A Limited voting Shares of Brookfield on a fully diluted basis, and 85,120 Class B Limited Voting Shares, representing 100% of the Class B Limited Voting Shares of Brookfield;

(iii) Brookfield Holdings Canada Inc. (“BHC”), a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of Brookfield;

(iv) Brookfield US Holdings Inc. (“BUSHI”), a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of BHC;

(v) Brookfield US Corporation (“BUSC”), a Delaware corporation and a wholly-owned subsidiary of BUSHI;

(vi) Brookfield Property Group LLC (“BPG”), a Delaware limited liability company and a wholly-owned subsidiary of BUSC Finance (defined below);

(vii) Brookfield Asset Management Private Institutional Capital Adviser US, LLC (“BAMPIC US”), a Delaware limited liability company and a wholly-owned subsidiary of BPG;

(viii) BPG Holdings Group Inc. (“BPGH”), a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of Brookfield;

(ix) BPG Holdings Group (US) Holdings Inc. (“BPGUSH”), a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of BPGH;

(x) Brookfield Property Partners Limited (“BP Partners Limited”), an exempted company formed under the laws of Bermuda and the general partner of BPY (defined below);

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(xi) Brookfield Property Partners L.P. (“BPY”), an exempted limited partnership formed under the laws of Bermuda and the managing general partner of Holding LP (defined below);

(xii) Brookfield Property L.P. (“Holding LP”), an exempted limited partnership formed under the laws of Bermuda;

(xiii) Brookfield Retail Holdings II Sub III LLC (“BRH II Sub”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xiv) Brookfield Retail Holdings III Sub II LLC (“BRH III Sub”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xv) Brookfield Retail Holdings IV-A Sub II LLC (“BRH IV-A Sub”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xvi) Brookfield Retail Holdings IV-B Sub II LLC (“BRH IV-B Sub”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xvii) Brookfield Retail Holdings IV-C Sub II LLC (“BRH IV-C Sub”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xviii) Brookfield Retail Holdings IV-D Sub II LLC (“BRH IV-D Sub”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xix) Brookfield Retail Holdings VII LLC (“BRH VII”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xx) BW Purchaser, LLC (“BWP”), a Delaware limited liability company;

(xxi) Brookfield BPY Holdings Inc. (“CanHoldco”), a corporation formed under the laws of Ontario and a subsidiary of Holding LP;

(xxii) BPY Canada Subholdings 1 ULC (“CanHoldco 1”), an unlimited liability company formed under the laws of Alberta and a subsidiary of CanHoldco;

(xxiii) Brookfield Property Split Corp. (“Split Corp”), a corporation formed under the laws of British Columbia and a subsidiary of CanHoldco 1 and Holding LP;

(xxiv) Brookfield BPY Retail Holdings I LLC (“BPY Holdings I”), a Delaware limited liability company and a subsidiary of BOP (defined below);

(xxv) Brookfield BPY Retail Holdings II LLC (“BPY Holdings II”), a Delaware limited liability company and a subsidiary of BPY Holdings I;

(xxvi) BPY Retail III LLC (“BPY III”), a Delaware limited liability company and a subsidiary of New LLC 1;

(xxvii) Brookfield Retail Holdings Warrants LLC (“BRH Warrants”), a Delaware limited liability company, of which BAMPIC US is the sole managing member;

(xxviii) Brookfield BPY Retail Holdings III LLC (“BPY Holdings III”), a Delaware limited liability company and a subsidiary of BPY Holdings I;

(xxix) BPY Retail IV LLC (“BPY IV”), a Delaware limited liability company and a subsidiary of BPY Holdings III;

(xxx) Brookfield Office Properties Inc. (“BPO”), a corporation formed under the laws of Canada and an indirect subsidiary of CanHoldco;

(xxxi) 1706065 Alberta ULC (“Alberta ULC”), an unlimited liability corporation formed under the laws of Alberta and a subsidiary of BPO;

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(xxxii) Brookfield Holding Limited Liability Company (“Brookfield Hold LLC”), a limited liability company formed under the laws of Hungary and a subsidiary of Alberta ULC;

(xxxiii) Brookfield Properties, Inc. (“BPI”), a Delaware corporation and a subsidiary of Brookfield Hold LLC;

(xxxiv) Brookfield Properties Subco LLC (“New BPI Subco”), a Delaware limited liability company and a subsidiary of BPI;

(xxxv) BOP (US) LLC (“BOP”), a Delaware limited liability company and a subsidiary of New BPI Subco;

(xxxvi) Brookfield BPY Retail Holdings II Subco LLC (“New GGP Subco”), a Delaware limited liability company and a subsidiary of BPY Holdings II;

(xxxvii) New Brookfield BPY Retail Holdings II LLC (“New LLC 1”), a Delaware limited liability company and a subsidiary of BPY Holdings II; and

(xxxviii) BUSC Finance LLC (“BUSC Finance”), a Delaware limited liability company and a wholly-owned subsidiary of BUSC.

Schedule XLVI to Amendment No. 14 with respect to BPO, Schedule XLVII to Amendment No. 14 with respect to BPI, Schedule XLVIII to Amendment No. 14 with respect to BOP, Schedule XLIX to Amendment No. 14 with respect to New BPI Subco, Schedule L to Amendment No. 14 with respect to Alberta ULC, Schedule LI to Amendment No. 14 with respect to Brookfield Hold LLC, Schedule LII to Amendment No. 14 with respect to New GGP Subco, Schedule LIII to Amendment No. 14 with respect to New LLC 1, Schedule LIV to Amendment No. 14 with respect to BPG, Schedule LV to Amendment No. 14 with respect to Brookfield, Schedule LVI to Amendment No. 14 with respect to Partners Limited, Schedule LVII to Amendment No. 14 with respect to BRH II Sub, Schedule LVIII to Amendment No. 14 with respect to BRH III Sub, Schedule LIX to Amendment No. 14 with respect to BRH IV-A Sub, Schedule LX to Amendment No. 14 with respect to BRH IV-B Sub, Schedule LXI to Amendment No. 14 with respect to BRH IV-C Sub, Schedule LXII to Amendment No. 14 with respect to BRH IV-D Sub, Schedule LXIII to Amendment No. 14 with respect to BAMPIC US, Schedule LXIV with respect to Split Corp, Schedule LXV to Amendment No. 14 with respect to CanHoldco, Schedule LXVI to Amendment No. 14 with respect to CanHoldco 1, Schedule LXVII to Amendment No. 14 with respect to BP Partners Limited, Schedule LXVIII to Amendment No. 14 with respect to BUSHI, Schedule LXIX to Amendment No. 14 with respect to BHC, Schedule LXX to Amendment No. 14 with respect to BUSC, Schedule LXXI to Amendment No. 14 with respect to BWP, Schedule LXXII to Amendment No. 14 with respect to BPY III, Schedule LXXIII to Amendment No. 14 with respect to BRH VII, Schedule LXXIV to Amendment No. 14 with respect to BPY Holdings I, Schedule LXXV to Amendment No. 14 with respect to BPY Holdings II, Schedule LXXVI to Amendment No. 14 with respect to BPY Holdings III, Schedule LXXVII to Amendment No. 14 with respect to BPY IV, Schedule LXXVIII to Amendment No. 14 with respect to BRH Warrants, Schedule LXXIX to Amendment No. 15 with respect to BPGH, Schedule LXXX to Amendment No. 15 with respect to BPGUSH and Schedule LXXXI to this Amendment No. 16 with respect to BUSC Finance set forth lists of all of the directors and executive officers or persons holding equivalent positions (the “Scheduled Persons”) of each such Reporting Person.

(b) The principal business address of each of Brookfield, Partners Limited, BPGH, BPGUSH, BHC, BUSHI, CanHoldco and CanHoldco 1 is 181 Bay Street, Suite 300, Toronto, Ontario, Canada M5J 2T3. The principal business address of each of BPO and Split Corp is 181 Bay Street, Suite 330, Toronto, Ontario, Canada M5J 2T3. The principal business address of each of BP Partners Limited, BPY and Holding LP is 73 Front Street, 5th Fl Hamilton HM 12 Bermuda. The principal business address of Brookfield Hold LLC is Budapest 1074, Dohany utca 12 Budapest, Hungary. The principal business address of Alberta ULC is Suite 1700, 335 8th Avenue SW, Calgary AB T2P 1C9. The principal business address of each of BUSC, BUSC Finance, BRH II Sub, BRH III Sub, BRH IV-A Sub, BRH IV-B Sub, BRH IV-C Sub, BRH IV-D Sub, BWP, BRH VII, BPY Holdings I, BPY Holdings II, BPY III, BRH Warrants, BPY Holdings III, BPY IV, BAMPIC US, BPI, New BPI Subco, BOP, New GGP Subco, BPG and New LLC 1 is Brookfield Place, 250 Vesey Street, New York, NY 10281-1023.

Schedule XLVI, Schedule XLVII, Schedule XLVIII, Schedule XLIX, Schedule L, Schedule LI, Schedule LII, Schedule LIII, Schedule LIV, Schedule LV, Schedule LVI, Schedule LVII, Schedule LVIII, Schedule LIX, Schedule LX, Schedule LXI, Schedule LXII, Schedule LXIII, Schedule LXIV, Schedule LXV, Schedule LXVI, Schedule LXVII, Schedule LXVIII, Schedule LXIX, Schedule LXX, Schedule LXXI, Schedule LXXII, Schedule LXXIII, Schedule LXXIV, Schedule LXXV, Schedule LXXVI, Schedule LXXVII and Schedule LXXVIII to Amendment No. 14, Schedule LXXIX and Schedule LXXX to Amendment No. 15 and Schedule LXXXI to this Amendment No. 16 set forth the principal business address of each Scheduled Person.

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(c) The principal business of Brookfield is to own and operate assets with a focus on real estate, renewable power, infrastructure and private equity. The principal business of each of Partners Limited, BPGH, BPGUSH, BHC, BUSHI, BUSC, BUSC Finance, BPG, BP Partners Limited, BPY, Holding LP, CanHoldco, BPO, Alberta ULC, Brookfield Hold LLC, BPI, BOP, New BPI Subco, New GGP Subco, New LLC 1, BPY Holdings I, BPY Holdings II, BPY III, BPY Holdings III, Split Corp and CanHoldco 1 is to serve as a holding company. The principal business of BAMPIC US is to serve as investment manager, managing member or general partner, as applicable, for a variety of certain private investment vehicles, including each of the Investment Vehicles (as defined below). The principal activity of each of BRH II Sub, BRH III Sub, BRH IV-A Sub, BRH IV-B Sub, BRH IV-C Sub, BRH IV-D Sub, BRH VII and BRH Warrants (each, an “Investment Vehicle”) and BWP and BPY IV is to serve as a special purpose entity for the purpose of making certain investments, including investments in the Company.

Schedule XLVI, Schedule XLVII, Schedule XLVIII, Schedule XLIX, Schedule L, Schedule LI, Schedule LII, Schedule LIII, Schedule LIV, Schedule LV, Schedule LVI, Schedule LVII, Schedule LVIII, Schedule LIX, Schedule LX, Schedule LXI, Schedule LXII, Schedule LXIII, Schedule LXIV, Schedule LXV, Schedule LXVI, Schedule LXVII, Schedule LXVIII, Schedule LXIX, Schedule LXX, Schedule LXXI, Schedule LXXII, Schedule LXXIII, Schedule LXXIV, Schedule LXXV, Schedule LXXVI, Schedule LXXVII and Schedule LXXVIII to Amendment No. 14, Schedule LXXIX and Schedule LXXX to Amendment No. 15 and Schedule LXXXI to this Amendment No. 16 set forth the principal occupation or employment of each Scheduled Person.

(d),(e) During the last five years, none of the Reporting Persons nor any of the Scheduled Persons (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) Schedule XLVI, Schedule XLVII, Schedule XLVIII, Schedule XLIX, Schedule L, Schedule LI, Schedule LII, Schedule LIII, Schedule LIV, Schedule LV, Schedule LVI, Schedule LVII, Schedule LVIII, Schedule LIX, Schedule LX, Schedule LXI, Schedule LXII, Schedule LXIII, Schedule LXIV, Schedule LXV, Schedule LXVI, Schedule LXVII, Schedule LXVIII, Schedule LXIX, Schedule LXX, Schedule LXXI, Schedule LXXII, Schedule LXXIII, Schedule LXXIV, Schedule LXXV, Schedule LXXVI, Schedule LXXVII and Schedule LXXVIII to Amendment No. 14, Schedule LXXIX and Schedule LXXX to this Amendment No. 15 and Schedule LXXXI to this Amendment No. 16 set forth the citizenships of each of the Scheduled Persons who is a natural person.

Item 4. Purpose of the Transaction

Item 4 of this Schedule 13D is hereby amended to include the following:

On August 1, 2017, BPY delivered a letter to the Company (the “2017 Letter”) indicating the intention of the Reporting Persons to elect, upon the exercise of the Warrants held thereby (except for approximately 1.5% held on behalf of clients who have not yet elected a settlement method), for such Warrants (other than the Pershing Warrants, which are required by the terms of the Warrant Agreement to be settled using the net share settlement method) to be settled using the full physical settlement method (which requires the applicable holder to pay the aggregate exercise price applicable to such Warrants held thereby).

The summary contained herein of the 2017 Letter is not intended to be complete and is qualified in its entirety by reference to the full text of such letter, a copy of which are filed as Exhibit 36 hereto and which is incorporated herein by reference.

Item 5. Interest in Securities of the Issuer

Item 5(a)-(c) of the Schedule 13D is hereby amended in its entirety as follows:

(a)-(b) As of the close of business on August 1, 2017, the Investment Vehicles directly held and beneficially owned the shares of Common Stock and Warrants to acquire shares of Common Stock indicated on the following table. Each of the Investment Vehicles shares voting and investment power as indicated in the paragraphs below the table. All calculations of percentages of beneficial ownership in this Item 5 and elsewhere in this Schedule 13D are based on the 882,610,436 shares of Common Stock reported by the Company as outstanding, as of May 2, 2017, in its quarterly report on Form 10-Q filed with the SEC on May 4, 2017, plus, where such beneficial ownership includes Warrants, such number of shares of Common Stock issuable upon exercise of the Warrants included in any such beneficial ownership calculation.

Investment Vehicle	Common Stock	Warrants	Beneficial Ownership
BRH VII	79,094,965	-	9.0%
BRH Warrants	-	24,063,298	2.7%
BRH II Sub	269,399	82,559	0.04%
BRH III Sub	309,013	94,703	0.05%
BRH IV-A Sub	3,909,249	1,465,005	0.6%
BRH IV-B Sub	70,975	21,853	0.01%
BRH IV-C Sub	1,344,835	497,868	0.2%
BRH IV-D Sub	1,351,700	497,868	0.2%

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As managing member or general partner, as applicable, of each of the Investment Vehicles, BAMPIC US may be deemed to beneficially own all 86,350,136 shares of Common Stock and Warrants to acquire 26,723,154 shares of Common Stock owned by the Investment Vehicles, collectively representing approximately 12.4% of the shares of Common Stock. As direct and indirect controlling persons of BAMPIC US, each of BUSC Finance, BPG, BUSHI, BUSC, BHC, Brookfield and Partners Limited may be deemed to share with BAMPIC US beneficial ownership of such shares of Common Stock and shares of Common Stock underlying such Warrants.

BPY III is the controlling non-managing member of each Investment Vehicle (other than BRH Warrants). BPY III may be deemed to share voting and investment power with respect to the 86,350,136 shares of Common Stock and Warrants to acquire 2,659,856 shares of Common Stock owned by the Investment Vehicles (other than BRH Warrants), collectively representing approximately 10.1% of the shares of Common Stock. As direct and indirect controlling persons of BPY III, each of BPY Holdings II, BPY Holdings I, CanHoldco, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, Brookfield, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, CanHoldco 1, Split Corp and New LLC 1 may be deemed to share with BPY III beneficial ownership of such shares of Common Stock and shares of Common Stock underlying such Warrants.

As of the close of business on August 1, 2017, BPY Retail II LLC, a Delaware limited liability company (“BPY II”), directly held 8,670,667 shares of Common Stock, representing approximately 1.0% of the shares of Common Stock, and BPY Retail VI LLC, a Delaware limited liability company (“BPY VI”), directly held 37,191,170 shares of Common Stock, representing approximately 4.2% of the shares of Common Stock. As indirect controlling persons of BPY II and BPY VI, each of New LLC 1, BPY Holdings II, BPY Holdings I, CanHoldco, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, CanHoldco 1, Split Corp and Brookfield may be deemed to share with BPY II and BPY VI beneficial ownership of such shares of Common Stock.

As of the close of business on August 1, 2017, Brookfield Retail Holdings V Fund B LP (“BRH V-B”) directly held 374,591 shares of Common Stock and Warrants to acquire 113,721 shares of Common Stock, collectively representing approximately 0.06% of the shares of Common Stock, and Brookfield Retail Holdings V Fund D, LP (“BRH V-D”) directly held 2,531,759 shares of Common Stock and Warrants to acquire 768,607 shares of Common Stock, representing approximately 0.4% of the shares of Common Stock. As direct and indirect controlling persons of BRH V-B and BRH V-D, each of BUSC Finance, BPG, BAMPIC US, BUSHI, BUSC, BHC, Partners Limited and Brookfield may be deemed to share with BRH V-B and BRH V-D beneficial ownership of such shares of Common Stock and shares of Common Stock underlying such Warrants.

As of the close of business on August 1, 2017, BPY IV directly held 61,444,210 shares of Common Stock, representing approximately 7.0% of the shares of Common Stock, and BPY Retail V LLC, a Delaware limited liability company (“BPY V LLC”), directly held 8,670,667 shares of Common Stock, representing approximately 1.0% of the shares of Common Stock. As direct and indirect controlling persons of BPY IV and BPY V, each of BPY Holdings III, BPY Holdings I, CanHoldco, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, CanHoldco 1, Split Corp and Brookfield may be deemed to share with BPY IV and BPY V beneficial ownership of such shares of Common Stock.

As of the close of business on August 1, 2017, New GGP Subco directly held 53,000,412 shares of Common Stock, representing approximately 6.0% of the shares of Common Stock. As direct and indirect controlling persons of New GGP Subco, each of BPY Holdings I, CanHoldco, BPO, Alberta ULC, BPY Holdings II, Brookfield Hold LLC, BPI, New BPI Subco, BOP, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, CanHoldco 1, Split Corp and Brookfield may be deemed to share with New GGP Subco beneficial ownership of such shares of Common Stock.

As of the close of business on August 1, 2017, BPY Holdings I directly held Warrants to acquire 28,573,420 shares of Common Stock, representing approximately 3.1% of the shares of Common Stock. As direct and indirect controlling persons of BPY Holdings I, each of CanHoldco, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, CanHoldco 1, Split Corp and Brookfield may be deemed to share with BPY Holdings I beneficial ownership of such shares of Common Stock underlying such Warrants.

As of the close of business on August 1, 2017, BWP directly held Warrants to acquire 21,123,856 shares of Common Stock, representing approximately 2.3% of the shares of Common Stock. As direct and indirect controlling persons of BWP, each of BPY Holdings II, BPY Holdings I, CanHoldco, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, CanHoldco 1, Split Corp and Brookfield may be deemed to share with BWP beneficial ownership of such shares of Common Stock underlying such Warrants.

None of the Reporting Persons has sole voting or investment power with respect to any shares of Common Stock or shares of Common Stock underlying such Warrants.

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By virtue of the various agreements and arrangements among the Reporting Persons described in this Schedule 13D, the Reporting Persons may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of Common Stock and shares of Common Stock underlying such Warrants held by all members of the “group.” Accordingly, each of the Reporting Persons may be deemed to beneficially own 335,536,370 shares of Common Stock (which includes the 77,302,758 shares of Common Stock issuable upon exercise of the Warrants beneficially owned by all Reporting Persons), constituting beneficial ownership of 35.0% of the shares of Common Stock. Each of the Investment Vehicles and other Reporting Persons directly holding shares of Common Stock and/or Warrants expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of Common Stock and/or shares of Common Stock underlying such Warrants held by each of the other Investment Vehicles and Reporting Persons.

(c) None of the Reporting Persons, nor, to their knowledge, any of the Scheduled Persons, has effected any transaction in Common Stock during the past sixty days.

Item 7. Material To Be Filed as Exhibits

Item 7 of Schedule 13D is hereby amended to include the following:

Exhibit 35	Joint Filing Agreement, dated as of August 2, 2017, by and among Brookfield Asset Management Inc., Partners Limited, Brookfield Holdings Canada Inc., Brookfield US Holdings Inc., Brookfield US Corporation, BUSC Finance LLC, Brookfield Asset Management Private Institutional Capital Adviser US, LLC, Brookfield Property Partners Limited, Brookfield Property Partners L.P., Brookfield Property L.P., Brookfield Retail Holdings II Sub III LLC, Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC, Brookfield Retail Holdings IV-D Sub II LLC, BW Purchaser, LLC, Brookfield BPY Holdings Inc., Brookfield BPY Retail Holdings I LLC, Brookfield BPY Retail Holdings II LLC, BPY Retail III LLC, Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings Warrants LLC, Brookfield BPY Retail Holdings III LLC, BPY Retail IV LLC, Brookfield Office Properties Inc., 1706065 Alberta ULC, Brookfield Holding Limited Liability Company, Brookfield Properties, Inc., BOP (US) LLC, Brookfield Properties Subco LLC, Brookfield BPY Retail Holdings II Subco LLC, New Brookfield BPY Retail Holdings II LLC, Brookfield Property Group LLC, BPY Canada Subholdings 1 ULC, Brookfield Property Split Corp., BPG Holdings Group Inc. and BPG Holdings Group (US) Holdings Inc.

Exhibit 36	Letter, dated August 1, 2017, from Brookfield Property Partners L.P. to GGP Inc.

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SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: August 2, 2017	BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ Aleks Novakovic
Name: Aleks Novakovic
Title: Managing Partner

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President, Legal Affairs

Dated: August 2, 2017	PARTNERS LIMITED

	By:	/s/ Brian Lawson
Name: Brian Lawson
Title: President

Dated: August 2, 2017	BPG HOLDINGS GROUP INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: August 2, 2017	BPG HOLDINGS GROUP (US) HOLDINGS INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: August 2, 2017	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

	By:	/s/ P. Scott Selig
Name: P. Scott Selig
Title: Vice President

Dated: August 2, 2017	BROOKFIELD HOLDINGS CANADA INC.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: August 2, 2017	BROOKFIELD PROPERTY PARTNERS LIMITED

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: August 2, 2017	Brookfield Property PARTNERS L.P.

By: Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: August 2, 2017	Brookfield Property L.P.

By: Brookfield Property Partners L.P., its managing general partner

By: Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: August 2, 2017	BROOKFIELD BPY HOLDINGS INC.

	By:	/s/ Allen Yi
Name: Allen Yi
Title: Assistant Secretary

Dated: August 2, 2017	BROOKFIELD BPY RETAIL HOLDINGS I LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	Brookfield BPY Retail Holdings II LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	BPY Retail III LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	Brookfield Retail Holdings VII LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its manager

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

	By:	/s/ P. Scott Selig
Name: P. Scott Selig
Title: Vice President

Dated: August 2, 2017	BROOKFIELD RETAIL HOLDINGS WARRANTS LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

	By:	/s/ P. Scott Selig
Name: P. Scott Selig
Title: Vice President

Dated: August 2, 2017	BROOKFIELD BPY RETAIL HOLDINGS III LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	BPY RETAIL IV LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	BROOKFIELD RETAIL HOLDINGS II SUB III LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

	By:	/s/ P. Scott Selig
Name: P. Scott Selig
Title: Vice President

Dated: August 2, 2017	BROOKFIELD RETAIL HOLDINGS III SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

By:
Name: Murray Goldfarb
Title: Managing Partner

	By:	/s/ P. Scott Selig
Name: P. Scott Selig
Title: Vice President

Dated: August 2, 2017	BROOKFIELD RETAIL HOLDINGS IV-A SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

	By:	/s/ P. Scott Selig
Name: P. Scott Selig
Title: Vice President

Dated: August 2, 2017	BROOKFIELD RETAIL HOLDINGS IV-B SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

	By:	/s/ P. Scott Selig
Name: P. Scott Selig
Title: Vice President

Dated: August 2, 2017	BROOKFIELD RETAIL HOLDINGS IV-C SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

	By:	/s/ P. Scott Selig
Name: P. Scott Selig
Title: Vice President

Dated: August 2, 2017	BROOKFIELD RETAIL HOLDINGS IV-D SUB II LLC

By: Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

	By:	/s/ P. Scott Selig
Name: P. Scott Selig
Title: Vice President

Dated: August 2, 2017	BW PURCHASER, LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	Brookfield US Holdings Inc.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: August 2, 2017	Brookfield US Corporation

	By:	/s/ Josh Zinn
Name: Josh Zinn
Title: Vice President

Dated: August 2, 2017	BUSC FINANCE LLC

	By:	/s/ Josh Zinn
Name: Josh Zinn
Title: Vice President

Dated: August 2, 2017	BROOKFIELD BPY RETAIL HOLDINGS II SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	NEW BROOKFIELD BPY RETAIL HOLDINGS II LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	BROOKFIELD OFFICE PROPERTIES INC.

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: Vice President, Taxation

Dated: August 2, 2017	1706065 ALBERTA ULC

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: Vice President, Taxation

Dated: August 2, 2017	BROOKFIELD HOLDING LIMITED LIABILITY COMPANY

	By:	/s/ Dr. László Csontos
Name: Dr. László Csontos
Title: Managing Director

	By:	/s/ Eamonn John O’Dea
Name: Eamonn John O’Dea
Title: Managing Director

Dated: August 2, 2017	BROOKFIELD PROPERTIES, INC.

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	BOP (US) LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	BROOKFIELD PROPERTIES SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: August 2, 2017	BROOKFIELD PROPERTY GROUP LLC

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: August 2, 2017	BPY CANADA SUBHOLDINGS 1 ULC

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: President

Dated: August 2, 2017	BROOKFIELD PROPERTY SPLIT CORP.

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Secretary

SCHEDULE LXXXI

BUSC Finance LLC

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship

Rami El Jurdi, Manager	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Manager, Secretary	Canada

Jordan Kolar, Manager	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Manager, Vice President	USA

Josh Zinn, Manager	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	Manager, Vice President	USA

Mark Srulowitz, President	Brookfield Place 250 Vesey Street, 15th Floor New York, NY 10281	President	USA